AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of October 10, 2007, by and between TABATHA II, INC., a Colorado corporation (“the Company”), (“Tabatha”) and LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED, a BVI Corporation  (“Longwei BVI”), and the SHAREHOLDERS of Longwei BVI, who execute this Agreement (the “Shareholders”) (collectively referred to as the “Parties”).

RECITALS:

WHEREAS, the Company and Longwei BVI desire to complete a share exchange transaction pursuant to which Tabatha shall acquire all of the issued and outstanding stock of Longwei BVI solely in exchange for the issuance of 69,000,000 shares of restricted common stock of Tabatha; and

WHEREAS, the Board of Directors of Tabatha and the Board of Directors of Longwei BVI have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

WHEREAS, the Shareholders identified in Exhibit A are the owners of all of the issued and outstanding common stock of Longwei BVI; and

            WHEREAS, the Shareholders identified in Exhibit C are the owners of Tabatha after the Share Exchange outlined in this Agreement, and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction Longwei BVI, through its wholly-owned subsidiary, Taiyuan Yahua Energy Conversion Co., Ltd., ("Yahua"). Yahua owns all of the issued and outstanding shares of the common stock of Taiyuan Longwei Economy & Trading Co., Ltd. ("Longwei Trading").

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange.  At the Closing (as hereinafter defined), Tabatha shall acquire all of the issued and outstanding stock of Longwei BVI from the Shareholders.   Consideration to be issued by Tabatha shall be a total of 69,000,000 shares of its common stock (the “Exchange Shares”) issued to the Shareholders pursuant to the figures set forth in Exhibit B, in exchange for 50,000 shares of Longwei BVI, representing 100% of the issued and outstanding stock of

Longwei BVI.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.

1.2

Closing and Effective Time.  Subject to the provisions of this Agreement, the Parties shall hold a closing (the “Closing”) on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the Parties hereto may agree (the “Closing Date”), at such time and place as the Parties hereto may agree. Such date shall be the date of Exchange (the “Effective Time”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of Tabatha II, Inc.  Tabatha II, Inc. represents and warrants to Longwei BVI and the Shareholders as follows:

(a)

Organization, Standing and Power.  Tabatha II, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of Tabatha consists of 100,000,000 shares of Common Stock with no par value, of which 8,492,400 shares are currently issued and outstanding.  The Company has the authority to issue 10,000,000 shares of Preferred Stock with no par value.  No preferred shares are currently issued and outstanding.  The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of Tabatha approving such issuance, validly issued, fully paid and nonassessable, and not subject to preemptive rights.  Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Tabatha at any time, or upon the happening of any stated event, any shares of the capital stock of Tabatha whether or not presently issued or outstanding.

(c)

Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of Tabatha which have been delivered to Longwei BVI are true, correct and complete copies thereof.  The minute book of Tabatha, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Tabatha since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  Tabatha has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Tabatha.  No other corporate or shareholder proceedings on the part of Tabatha are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)

Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of Tabatha or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Tabatha which violation would have a material adverse effect on Tabatha taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to Tabatha in connection with the execution and delivery of this Agreement by Tabatha or the consummation by Tabatha of the transactions contemplated hereby.

(f)

Books and Records.  Tabatha has made and will make available for inspection by Longwei BVI upon reasonable request all the books of Tabatha relating to the business of Tabatha. Such books of Tabatha have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to Longwei BVI by Tabatha are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)

Compliance with Laws.  Tabatha is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)

SEC Filings.

Tabatha has filed all periodic reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.  Its last SEC periodic report filing was September 21, 2007.

(i)

Financial Statements.  Copies of Tabatha’s unaudited financial statements for the periods ended June 30, 2007 and June 30, 2006 and the unaudited financial statements for the period ended September 31, 2007 have been delivered to Longwei BVI.

(j) Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of Tabatha, threatened against or affecting Tabatha which is reasonably likely to have a material adverse effect on Tabatha nor is there any judgment, decree, injunction, rule or order of any

Governmental Entity or arbitrator outstanding against Tabatha having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Tax Returns.  Tabatha has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon Tabatha.

2.2

Representations and Warranties of Longwei BVI.  Longwei BVI represents and warrants to Tabatha as follows:

(a)

 Organization, Standing and Power.  Longwei BVI is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands (“BVI”), has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  The authorized capital stock of Longwei BVI consists of 50,000 shares of Common Stock with par value of US $1.00 per share.  As of the date of execution of this Agreement, it has a total of 50,000 shares of common stock issued and outstanding.  All outstanding shares of Longwei BVI stock are validly issued, fully paid and non assessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of Longwei BVI were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Longwei BVI at any time, or upon the happening of any stated event, any share of the capital stock of Longwei BVI.

(c)

Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Certificate of Incorporation and of the other corporate documents of Longwei BVI which have been delivered to Tabatha are true, correct and complete copies thereof.  The minute books of Longwei BVI which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Longwei BVI since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  Longwei BVI has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of Longwei BVI are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)

Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or

Bylaws of Longwei BVI or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Longwei BVI or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Longwei BVI in connection with the execution and delivery of this Agreement by Longwei BVI, or the consummation by Longwei BVI of the transactions contemplated hereby.

(f)

Financial Statements.  On or before the date of Closing hereunder, Longwei BVI shall have delivered to Tabatha consolidated financial statements for itself and its operating subsidiary, Taiyuan Longwei Economy & Trading Co., Ltd. , (“Longwei Trading”) for the years ended June 30, 2007, and June 30, 2006 audited in accordance with GAAP.

(g)

Books and Records.  Longwei BVI has made and will make available for inspection by Tabatha upon reasonable request all the books of account, relating to the business of Longwei BVI.  Such books of account of Longwei BVI have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to Tabatha by Longwei BVI are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h)

Compliance with Laws.  Longwei BVI is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i)

Liabilities and Obligations.  Longwei BVI has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Longwei BVI financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of Longwei BVI threatened against or affecting Longwei BVI, which is reasonably likely to have a material adverse effect on Longwei BVI, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Longwei BVI having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Taxes.  Longwei BVI has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and Longwei BVI has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. Longwei BVI knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l)

Licenses, Permits; Intellectual Property.  Longwei BVI owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(m)

Wholly-Owned Subsidiary.  Pursuant to the share exchange on October 10, 2007 by and between Tabatha II, Inc. and Longwei BVI, Longwei BVI owns all of the issued and outstanding shares of common stock of Longwei Trading. Longwei BVI has no material liabilities other than reflected as its operating subsidiary Longwei Trading Company financials statements to be delivered in accordance with 2.2(f).

2.3

Representations and Warranties of the Shareholders.  By execution of this Agreement, each of the Shareholders represents and warrants to Tabatha as follows:

(a)

Shares Free and Clear.  The shares of Longwei BVI which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)

Unqualified Right to Transfer Shares.   He or she has the unqualified right to sell, assign, and deliver the portion of the shares of Longwei BVI specified on Exhibit A and, upon consummation of the transactions contemplated by this Agreement, Tabatha will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)

Agreement and Transaction Duly Authorized.  He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholders is a party or by which such Shareholders is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1

Covenants of Longwei BVI and Tabatha.  During the period from the date of this Agreement and continuing until the Effective Time, Longwei BVI and Tabatha each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)

Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Notwithstanding, Tabatha or Longwei BVI may deviate from its ordinary course of business if agreed to by both parties.

(b)

Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)

Issuance of Securities.   No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities. Notwithstanding, Tabatha or Longwei BVI may issue additional securities, as the case may be, to secure capital financing if agreed to by both parties.

(d)

Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)

No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)

Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2

Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1

Restricted Tabatha Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933.  Accordingly, the Exchange Shares will constitute “restricted securities” for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2

Access to Information.  Upon reasonable notice, Tabatha and Longwei BVI shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of Tabatha and Longwei BVI shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the Parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3

Legal Conditions to Exchange.  Each of Tabatha and Longwei BVI shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Tabatha or Longwei BVI or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4

Tabatha Board of Directors and Officers.  The current directors of Tabatha shall resign as of the Closing Date after appointing successors designated by Longwei BVI.

4.5

Cancellation of Tabatha Shares.  By execution of this Agreement, Tabatha hereby agrees that as soon as reasonably possible following the closing of the Exchange, it shall surrender for cancellation 2,492,400 shares of the Common Stock of Tabatha.   It is hereby acknowledged and agreed that upon cancellation of such shares they shall become treasury stock of Tabatha and shall not be considered to be part of the issued and outstanding common stock of Tabatha.

ARTICLE V

CONDITIONS PRECEDENT

5.1

Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2

Conditions to Obligations of Tabatha.  The obligation of Tabatha to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by Tabatha:

(a)

Representations and Warranties.  The representations and warranties of Longwei BVI and of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Tabatha shall have received a certificate signed on behalf of Longwei BVI by the President of Longwei BVI and a certificate signed by each of the Shareholders  to such effect.

(b)

Performance of Obligations of Longwei BVI.  Longwei BVI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Tabatha shall have received a certificate signed on behalf of Longwei BVI by the President to such effect.

(c)

Closing Documents.  Tabatha shall have received such certificates and other closing documents as counsel for Tabatha shall reasonably request.

(d)

No Dissenting Shares.   Shareholders holding 100% of the issued and outstanding common stock of number of shares of common stock of Longwei BVI shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e)

Consents.  Longwei BVI shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Tabatha, individually or in the aggregate, have a material adverse effect on Longwei BVI and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.  Longwei BVI shall also have received the approval of its shareholders in accordance with applicable law.

(f)

Due Diligence Review.  Tabatha shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Longwei BVI and shall not have determined that any of the representations or warranties of Longwei BVI contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Longwei BVI is otherwise in violation of any of the provisions of this Agreement.

(g)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Tabatha, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against Longwei BVI, the consequences of which, in the judgment of Tabatha, could be materially adverse to Longwei BVI.

(h)

GAAP Audited Financial Statements of Longwei BVI.  Tabatha’s obligations hereunder shall be contingent upon Tabatha’s receipt of Consolidated Audited Financial Statements for Longwei BVI and its wholly-owned subsidiary, Longwei Trading, for the years ended June 30, 2007 and June 30, 2006, audited in accordance with GAAP.

5.3

Conditions to Obligations of Longwei BVI.  The obligation of Longwei BVI to effect the Exchange is subject to the satisfaction of the following conditions unless waived by Longwei BVI:

(a)

Representations and Warranties.  The representations and warranties of Tabatha set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, Longwei BVI shall have received a certificate signed on behalf of Tabatha by the President to such effect.

(b)

Performance of Obligations of Tabatha.  Tabatha shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Longwei BVI shall have received a certificate signed on behalf of Tabatha by the President to such effect.

(c)

Closing Documents.  Longwei BVI shall have received such certificates and other closing documents as counsel for Longwei BVI shall reasonably request.

(d)

Consents.  Tabatha shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)

Due Diligence Review.  Longwei BVI shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Tabatha and shall not have determined that any of the representations or warranties of Tabatha contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Tabatha is otherwise in violation of any of the provisions of this Agreement.

(f)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Longwei BVI, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against Tabatha the consequences of which, in the judgment of Longwei BVI, could be materially adverse to Tabatha.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)

by mutual consent of Tabatha and Longwei BVI;

(b)

by either Tabatha or Longwei BVI if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)

by Tabatha if Longwei BVI has not supplied Tabatha with Consolidated Audited Financial Statements pursuant to Section 5.2(h) on or before November 30, 2007 unless otherwise waived.

6.2

Effect of Termination.  In the event of termination of this Agreement by either Longwei BVI or Tabatha as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3

Amendment.  This Agreement may be amended by mutual agreement of Tabatha, Longwei BVI and the Shareholders, provided that in the case of Tabatha and Longwei BVI, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the Parties hereto.

6.4

Extension; Waiver.  At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1

Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

If to TABATHA:

6754 W. Hinsdale Place

Littleton, CO 801287

(b)

If to LONGWEI BVI:

No. 30, Guanghua Avenue

Wan Bolin District

Taiyuan City, China

(c)

If to the Shareholders, at the addresses of Longwei BVI.

7.3

Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.5

Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

7.6

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Colorado state court or any federal court in the State of Colorado in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7

No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8

Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the Parties set forth below as of the date set forth above.

TABATHA II, INC.

By: /s/John Ballard

Authorized Officer

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

By: /s/

Cai Yongjun

Authorized Officer

SHAREHOLDERS:

/s/Cai Yongjun

/s/ Xue Yongping

EXHIBIT A

Shareholders of Longwei Petroleum Investment Holding Limited	No. of shares	Percent

Cai Yongjun	25,000	50%

Xue Yongping	25,000	50%
TOTAL	100	100%

EXHIBIT B

Share Allocation of Tabatha II, Inc.	No. of Shares	Percent

Cai Yongjun	34,500,000	46%
Xue Yongping	34,500,000	46%
Current Number of Issued and Outstanding Shares as of September 30, 2007	6,000,000	8%
TOTAL	75,000,000	100%

EXHIBIT C

Share Allocation of Tabatha II, Inc. after the Share Exchange	No. of Shares	Percent

Cai Yongjun	34,500,000	46%
Xue Yongping	34,500,000	46%

Bert & Mary Arangua	17,500
Gabriela Bahena	5,000
James Ballard	49,000
John Ballard	1,163,065
Gloria Constantin	36,250
Donald Gillmore	52,500
Andrea Haddix	8,750
Jehu Hand (6)	20,000
James Hansen	17,500
Gerald Harty	17,500
Phillip Junot	7,000
Tom Kloppel	10,500
David Latham	3,500
Daniel R. & Debra J. Lowery	17,500
Teresa McClaran	56,000
Steve Millenson	7,000
Lilton Nance	14,000
Virginia Nihart	5,250
Michael Oday	3,500
Carl Ormond	3,500
Kip Pedrie	3,500
Nancy Richardson	18,375
Shui Fong Shum	70,000
Charles Siefert	14,000
Mary Siefert	3,500
Marissa Sinclair	8,750
Karen Slusher	1,750
Diane Smith	3,500
Linda Smith	8,750
Marie Smith	17,500
Robert Smith	72,905
Michael Sprinkle	875
Taliaferrro Taylor	3,500

Diane Thelen	849,155
Robert Thelen	8,750
Betty Turner	875
Peter Vann	8,750
Jimmy Wang	436,250
Mindy Wang	35,000
Rosabelle White	1,750
Katherine Wiley	3,500
Steven Wostenberg	1,750
Carolyn & Karl Ziegler	7,000
Karl Ziegler	8,750
Yan Wang	650,000
Etech International, Inc.- restricted	2,250,000	8%

TOTAL	75,000,000	100%